Exhibit 99.1

Combined Financial Statements of

AMITY PETROGAS

For the unaudited six month periods ended June 30, 2010 and 2009 and the audited year ended

December 31, 2009

Independent Auditors’ Report

The Board of Directors

of TransAtlantic Petroleum Ltd.

We have audited the accompanying combined balance sheet of Amity Petrogas as of December 31, 2009, and the related combined statements of operations and comprehensive income, and cash flows for the year then ended. These combined financial statements are the responsibility of TransAtlantic Petroleum Ltd.’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Amity Petrogas’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Amity Petrogas as of December 31, 2009, and the results of operations and cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Calgary, Canada

November 12, 2010

AMITY PETROGAS

Combined Balance Sheets

(Amounts expressed in US dollars)

	Notes	June 30, 2010	December 31, 2009
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents		$122,500	$4,833,045
Accounts receivable		—	35,358
Prepaid expenses and other current assets		391,320	883,912

		513,820	5,752,315

Investments	6	—	2,874,039
Due from related parties	7	47,943,043	57,956,834
Drilling services and other equipment	3	8,097,473	9,982,916
Oil and gas properties	3	21,227,951	20,079,072

		77,268,467	90,892,861

Total assets		$77,782,287	$96,645,176

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Loans payable	5	$—	$11,399,000
Due to related parties	7	5,246	12,105,188
Accounts payable		1,982,865	2,858,475
Vacation pay liabilities		113,894	120,545
Current taxes payable		638,106	657,445
Other current liabilities		829,622	1,110,644

		3,569,733	28,251,297

Retirement pay liabilities	8	134,407	155,344
Deferred income taxes	4	326,161	300,271
Asset retirement obligations	11	191,634	185,990

		652,202	641,605

Total liabilities		4,221,935	28,892,902

Owners’ equity		73,560,352	67,752,274

Subsequent events	12

Total liabilities and owners’ equity		$77,782,287	$96,645,176

The accompanying notes are an integral part of these consolidated financial statements.

AMITY PETROGAS

Combined Statements of Operations and Comprehensive Income

(Amounts expressed in US dollars)

	Notes	Six months ended June 30,		Year ended December 31,
		2010	2009	2009
		(unaudited)
Revenues:
Oil and gas sales	7	$13,340,805	$16,031,665	$27,223,765
Interest and other income	7	2,228,325	3,389,445	4,353,102

Total revenues		15,569,130	19,421,110	31,576,867

Expenses:
Production		3,306,670	3,802,428	5,841,293
Depreciation, depletion and amortization		1,020,839	872,109	2,003,414
Accretion of asset retirement obligations		5,644	5,634	10,687
Exploration, abandonment and impairment		—	—	2,213,990
General and administrative expenses		1,448,803	1,572,432	4,200,501
Foreign exchange loss (gain)		(1,995,552)	237,622	4,435,126
Financing expenses	7	1,257,938	2,153,266	2,318,012

Total costs and expenses		5,044,342	8,643,491	21,023,023

Income before income taxes		10,524,788	10,777,619	10,553,844

Income taxes:	4
Current		1,439,448	1,606,769	2,868,525
Deferred		39,047	196,003	131,610

		1,478,495	1,802,772	3,000,135

Net income for the period		9,046,293	8,974,847	7,553,709

Other comprehensive income (loss):
Foreign currency translation adjustment		(3,238,215)	(1,159,803)	300,078

Comprehensive income		$5,808,078	$7,815,044	$7,853,787

Owners’ equity, beginning of period		67,752,274	59,898,487	59,898,487

Owners’ equity, end of period		$73,560,352	$67,713,531	$67,752,274

The accompanying notes are an integral part of these consolidated financial statements.

AMITY PETROGAS

Combined Statements of Cash Flow

(Amounts expressed in US dollars)

	Six months ended June 30,		Year ended December 31,
	2010	2009	2009
	(unaudited)
Operating activities:
Net income	$9,046,293	$8,974,847	$7,553,709
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	1,020,839	872,109	2,003,414
Unrealized foreign exchange (gain) loss	(2,049,540)	(565,137)	223,478
Deferred income taxes	39,047	196,003	131,610
Exploration, abandonment, impairment	—	—	2,213,990
Accretion of asset retirement obligations	5,644	5,634	10,687
Changes in operating assets and liabilities:
Accounts receivable	35,358	524,104	630,789
Prepaid expenses and other current assets	557,355	(116,504)	375,443
Current liabilities	(1,013,791)	(1,533,404)	(714,455)
Due to related parties	(12,099,942)	9,454,713	11,207,313
Retirement pay liabilities	(14,778)	63,218	66,844
Due from related parties	10,013,791	(2,901,225)	(10,494,018)

Net cash provided in operating activities	5,540,276	14,974,358	13,208,804

Investing activities:
Additions to property, plant and equipment	(1,720,246)	(4,540,495)	(5,402,347)
Disposition (acquisition) of investments and advances	2,874,039	(458,069)	(471,394)

Net cash provided (used) in investing activities	1,153,793	(4,998,564)	(5,873,741)

Financing activities:
Loan payable	(11,399,000)	(8,851,000)	(3,601,000)

Net cash used in financing activities	(11,399,000)	(8,851,000)	(3,601,000)

Increase (decrease) in cash and cash equivalents	(4,704,931)	1,124,794	3,734,063

Effect of exchange rate	(5,614)	(12,879)	4,775

Cash and cash equivalents, beginning of period	4,833,045	1,094,207	1,094,207

Cash and cash equivalents, end of period	$122,500	$2,206,122	$4,833,045

Supplemental disclosures of cash flow information:

Cash paid/received during the period for:
Interest paid	$1,334,006	$1,222,133	$3,887,919
Income taxes paid	1,340,914	1,973,603	3,090,042
Interest received	2,288,325	3,389,445	6,019,012

The accompanying notes are an integral part of these consolidated financial statements.

AMITY PETROGAS

Notes to the Combined Financial Statements

1.	Description of business and basis of presentation

Amity Oil International Pty Ltd (“Amity”) and Zorlu Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas” and, collectively with Amity, “Amity Petrogas” or the “Company”) are engaged in the exploration, production, transportation and sale of crude oil and natural gas in Turkey. Amity and Petrogas were under the common control of Zorlu Holding A.Ş. (“Zorlu Holding”), including Zorlu Enerji Elektrik Üretim A.Ş. (“Zorlu Enerji”) and entities affiliated with Zorlu Enerji. Amity and Petrogas were acquired by TransAtlantic Worldwide, Ltd., a wholly-owned subsidiary of TransAtlantic Petroleum Ltd. (TransAtlantic Petroleum Ltd. and its subsidiaries are referred to collectively as “TransAtlantic”) from Zorlu Enerji on August 25, 2010.

These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for the intention of being included in the Form 8-K/A. These combined financial statements include the accounts of Amity and Petrogas and have been prepared based upon the separate records maintained by Amity and Petrogas and may not necessarily be indicative of the actual operations that would have occurred if the Company had been operated collectively during those periods. All material inter-entity transactions have been eliminated.

The due from related parties and due to related parties at June 30, 2010 in the amounts of $47,943,043 and $5,246, respectively, were not acquired by TransAtlantic at the date of acquisition.

The interim combined financial statements as at June 30, 2010 and for the six month periods ended June 30, 2010 and 2009 reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

2.	Summary of significant accounting policies

Investments

Investments are initially recognized and measured at cost.

Investments are not amortized but are assessed for objective evidence of impairment at each balance sheet date. When there is objective evidence that the investment has been impaired, and there is a decline in the recoverable amount below cost that is other than temporary, the amount of the impairment loss is the difference between the carrying amount of the investment and its fair value.

Cash and cash equivalents

Cash and cash equivalents include term deposits and investments with original maturities of three months or less at the date of acquisition. The Company considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company determines the appropriate classification of its investments in cash and cash equivalents and marketable securities at the time of purchase and reevaluates such designation at each balance sheet date.

AMITY PETROGAS

Notes to the Combined Financial Statements

Oil and gas properties

In accordance with the successful efforts method of accounting for oil and gas properties, costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, such as exploratory geological and geophysical costs, delay rentals and exploration overhead, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be non-productive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such acreage is transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Drilling and other equipment

Drilling and other equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 15 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

Revenue recognition

Revenue from the sale of crude oil is recognized upon delivery to the purchaser when title passes.

Asset retirement obligations

The Company recognizes a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalizes an equal amount as a cost of the asset. The cost associated with the abandonment obligation is included in the computation of depreciation, depletion and amortization. The liability accretes until the Company settles the obligation. The Company uses a credit-adjusted risk-free interest rate in its calculation of asset retirement obligations.

Foreign currency translation

The functional currency of the Company is the Turkish Lira (“TL”). Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters (“ASC 830”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation), requires the assets, liabilities, and results of operations of a foreign operation to be measured using the functional currency of that foreign operation. Because the functional currency is the local currency, translation adjustments will result from the process of translating the Company’s financial statements into the U.S. Dollar reporting currency.

AMITY PETROGAS

Notes to the Combined Financial Statements

These translation adjustments will be reported separately and accumulated in the balance sheet as a component of accumulated other comprehensive income (loss). The accounting basis of the assets and liabilities affected by the change are adjusted to reflect the difference between the exchange rate when the asset or liability arose and the exchange rate on the date of the change. The change in functional currency will have no impact on the Company’s actual foreign-based revenues and expenditures in these countries.

Fair value measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) (formerly SFAS No. 157, Fair Value Measurements), which became effective for financial assets and liabilities of the Company on January 1, 2008 and non-financial assets and liabilities of the Company on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact to the Company from the adoption of ASC 820 in 2009 was not material.

Impairment of long-lived assets

The Company follows the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”) (formerly SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets). ASC 360 requires that the Company’s long-lived assets, including drilling services and other equipment, and cost method investments be assessed for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Oil and gas properties are evaluated by field for potential impairment. Other properties are evaluated for impairment on a specific asset basis or in groups of similar assets as applicable. An impairment is recognized when the estimated undiscounted future net cash flows of an asset are less than its carrying value. If an impairment occurs, the carrying value of the impaired asset is reduced to fair value.

AMITY PETROGAS

Notes to the Combined Financial Statements

Income taxes

The Company follows the asset and liability method prescribed by ASC 740, Income Taxes (“ASC 740”) (formerly SFAS No. 109, Accounting for Income Taxes). Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date. Pursuant to ASC 740, the Company does not have any unrecognized tax benefits other than those for which a valuation allowance has been provided thereon.

Recent accounting pronouncements

Effective January 1, 2009, the Company adopted the authoritative guidance for fair value measurements as they relate to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. The guidance defines fair value, establishes a framework for measuring fair value when an entity is required to use a fair value measure for recognition or disclosure purposes and expands the disclosures about fair value measures. The adoption did not have a material impact on the Company’s financial statements. The Company previously adopted the guidance as it relates to financial assets and liabilities that are measured at fair value and for nonfinancial assets and liabilities that are measured at fair value on a recurring basis.

AMITY PETROGAS

Notes to the Combined Financial Statements

The Company adopted ASC 805, Business Combinations (“ASC 805”) (formerly SFAS No. 141-R, Business Combinations), and ASC 810-10-65, Consolidation (“ASC 810-10-65”) (formerly SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements). ASC 805 requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at fair value. The statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under ASC 805, all business combinations are accounted for by applying the acquisition method. Accordingly, transactions costs related to acquisitions are recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable rules under U.S. GAAP. ASC 805 is effective for periods beginning on or after December 15, 2008. The adoption of ASC 805 did not have an impact on the Company’s combined financial statements. ASC 810-10-65 requires non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements. ASC 810-10-65 is effective for periods beginning on or after December 15, 2008 and the adoption of the guidance did not have a material impact on the Company’s combined financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 replaced SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”), and established the ASC as the sole source of authoritative U.S. GAAP recognized by the FASB, excluding SEC guidance, to be applied by nongovernmental entities. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company has revised its references to pre-ASC U.S. GAAP and noted no impact on its financial condition or results of operations.

The FASB issued ASC 855, Subsequent Events (“ASC 855”) (formerly SFAS No. 165, Subsequent Events), on May 28, 2009. ASC 855 establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that existed in the auditing standards.

AMITY PETROGAS

Notes to the Combined Financial Statements

Effective January 1, 2010, the Company adopted the authoritative guidance for variable-interest entities (“VIE”). The guidance requires the Company to qualitatively assess if it is the primary beneficiary of the VIE and, if so, the VIE must be consolidated. The adoption of the guidance did not have an impact on the Company.

The Company has reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its combined balance sheet, combined statements of operations and comprehensive loss and combined statements of cash flow. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

3.	Oil and gas properties and drilling services and other equipment

The historical cost of oil and gas properties presented on a gross basis with accumulated depletion is summarized as follows:

	June 30, 2010	December 31, 2009
	(unaudited)
Oil and gas properties, proved	$21,463,329	$22,423,941
Oil and gas properties, unproved	8,168,579	5,727,652

Gross oil and gas properties	29,631,908	28,151,593
Accumulated depletion	(8,403,957)	(8,072,521)

Net oil and gas properties	$21,227,951	$20,079,072

The historical cost of drilling services and other equipment presented on a gross basis with accumulated depreciation and amortization is summarized as follows:

	June 30, 2010	December 31, 2009
	(unaudited)
Drilling services and other equipment	5,266,512	5,023,859
Supplies inventory	2,169,698	3,963,959
Office equipment and furniture	2,345,427	2,459,467

Gross drilling services equipment, and other	9,781,637	11,447,285
Accumulated depreciation and amortization	(1,684,164)	(1,464,369)

Net drilling services and other equipment	$8,097,473	$9,982,916

Uncertainties affect the recoverability of proved and unproved oil and gas properties costs as the recovery of the costs outlined above are dependent upon the Company obtaining government approvals, obtaining and maintaining licenses in good standing, and achieving commercial production or sales.

AMITY PETROGAS

Notes to the Combined Financial Statements

4.	Income taxes

The Company is subject to taxation in accordance with the tax regulations and the legislation effective in Turkey. In Turkey, the corporate tax rate is 20%.

The income tax provision differs from the amount that would be obtained by applying the Turkish tax rate of 20% to income before taxes for the period as follows:

	June 30, 2010	June 30, 2009	December 31, 2009
	(unaudited)
Income before income taxes	$10,524,788	$10,777,619	$10,553,844

Tax charge at Turkish statutory income tax rate of 20%	2,104,958	2,155,524	2,110,769
Effect of non-deductible expenses	583,652	383,038	722,501
Effect of income not subject to tax	(1,334,229)	(1,007,551)	(785,867)
Change in valuation allowance	109,664	247,937	930,078
Other	14,450	23,824	22,654

Income taxes	$1,478,495	$1,802,772	$3,000,135

At June 30, 2010 and 2009, net deferred tax liability was as follows:

	June 30,
	2010	2009
	(unaudited)
Deferred income tax liabilities:
Other assets	(69,910)	(95,994)

Deferred income tax assets:
Asset retirement obligations	38,327	37,198
Property and equipment, net	86,820	135,597
Net operating loss carry forwards	3,142,791	3,029,185
Other	51,942	57,564
Valuation allowance	(3,576,131)	(3,463,821)

Net deferred tax liability	$(326,161)	$(300,271)

At December 31, 2009, net operating loss carry forwards were as follows:

Year	Amount TL	Amount U.S. Dollars	Expiration date

2004	65,192	$43,297	2009
2006	10,565,280	7,016,856	2011
2007	3,487,784	2,316,387	2012
2008	3,579,632	2,377,387	2013
2009	5,107,333	3,391,999	2014

Total	22,805,221	$15,145,926

AMITY PETROGAS

Notes to the Combined Financial Statements

5.	Loans payable

Fixed rate term loans

During the year ended December 31, 2009, the Company entered into an unsecured term loan for TL 7,000,000 (approximately $4,649,000). The loan bore interest at a fixed interest rate of 16.25% per annum, and principal and accrued interest under the unsecured term loan were payable in their entirety at maturity. This loan was repaid in April 2010.

In addition, the Company entered into an additional unsecured term loan agreement during the year ended December 31, 2009 for $5,250,000. The loan bore interest at a fixed interest rate of 8.75% per annum, and principal and accrued interest under the unsecured term loan were payable in their entirety at maturity. The loan was repaid in April 2010.

Variable rate term loan

During the year ended December 31, 2009, the Company entered into an unsecured term loan for $1,500,000. The loan bore interest at a floating rate of LIBOR plus 6.5% per annum, and principal and accrued interest under the unsecured term loan were payable in their entirety on November 10, 2010. The loan was repaid in May 2010.

	June 30, 2010	December 31, 2009

Third-Party
Fixed Rate Debt
Term Loan	$—	$5,250,000
Term Loan	—	4,649,000

Variable Rate Debt
Term Loan	—	1,500,000

	$—	$11,399,000

6.	Investments

	Six months ended June 30,	Year ended December 31,
	2010	2009
	(unaudited)

Balance, beginning of period	$2,874,039	$2,390,102
Increase in investments	—	483,937
Sale of investments	(2,874,039)	—

Balance, end of period	$—	$2,874,039

AMITY PETROGAS

Notes to the Combined Financial Statements

The details of the Company’s investments at the dates indicated were as follows:

	Effective ownership of the entities (%)	At June 30, 2010	At December 31, 2009

Zorlu Doğalgaz İth. İhr. A.Ş.	1.00	$—	$44,040
Rotor Elektrik Üretim A.Ş.	5.00	—	2,788,490
Zorlu Hidroelektrik Üretim A.Ş.	5.00	—	33,207
Zorlu Rüzgar Enerjisi Elektrik Üretim A.Ş.	5.00	—	8,302

Total		$—	$2,874,039

During the six month period ended June 30, 2010, the Company sold each of these investments to affiliates of Zorlu Holding for an amount equal to the cost of the investment.

7.	Related party transactions

The Company enters into related party transactions from time to time in the normal course of business. Due to and from balances with related parties at the dates indicated were as follows:

	June 30, 2010	December 31, 2009
	(unaudited)

Due from related parties:	$47,943,043	$56,456,834

At December 31, 2009, amounts due from related parties totaling $54,956,834 bore interest at a fixed rate of 7.5% per annum for amounts due over 30 days, were unsecured and had no specific repayment terms. The remaining amounts due from related parties totaling $1,500,000 bore interest at a fixed rate of 6.5% per annum, were unsecured and had no specific repayment terms.

At June 30, 2010, amounts due from related parties bore interest at a fixed rate of 7.5% per annum, were unsecured and had no specific repayment terms.

	June 30, 2010	December 31, 2009
	(unaudited)

Due to related parties:	$5,246	$12,105,188

At December 31, 2009, amounts due to related parties included $4,649,000 which bore interest at a fixed rate of 16.25% per annum, and $4,500,000 that did not bear interest. The remaining balance of $2,956,188 bore interest at a fixed rate of 7.5% per annum. All due to related party balances were unsecured and had no specific repayment terms.

At June 30, 2010, amounts due to related parties included $5,246 which bore interest at a fixed rate of 16.25% per annum.

AMITY PETROGAS

Notes to the Combined Financial Statements

For the six months ended June 30, 2010, related party sales to Zorlu Holding and its subsidiaries totaled $9,398,607, interest income totaled $2,132,776, interest expense totaled $1,164,863, other income totaled $24,245 and other general and administrative expense totaled $1,246,404.

For the six months ended June 30, 2009, related party sales to Zorlu Holding and its subsidiaries totaled $9,567,392, interest income totaled $2,687,332, interest expense totaled $1,058,438, other income totaled $370,575 and general and administrative expense totaled $1,557,693.

For the year ended December 31, 2009, related party sales to Zorlu Holding and its subsidiaries totaled $16,246,624, purchases from Zorlu Holding and its subsidiaries totaled $80,720, interest income totaled $4,107,649, interest expense totaled $1,576,960, other income totaled $169,880 and other general and administrative expense totaled $2,152,068.

8.	Retirement pay liabilities

In accordance with existing labor legislation in Turkey, the Company is required to make lump-sum payments to employees whose employment is terminated due to retirement or for reasons other than resignation or misconduct. Such payments are calculated on the basis of 30 days’ pay (limited to a maximum of TL 2,365 at December 31, 2009) per year of employment at the rate of pay applicable at the date of retirement or termination.

As of June 30, 2010 and December 31, 2009, the provision for retirement pay liability was calculated by estimating the present value of the future probable obligation of the Company arising from the retirement of the employees. As of June 30, 2010 and December 31, 2009, the fair values of retirement pay liabilities were $134,407 and $155,344, respectively.

The principal assumptions used at the balance sheet dates were as follows:

	June 30, 2010	December 31, 2009
	(unaudited)

Discount rate	11%	11%
Estimated salary increase rate	4.8%	4.8%

Effective January 1, 2010, the maximum amount for the 30 days’ retirement pay was increased to TL 2,427.

9.	Commitments and contingencies

The Company’s commitments under its licenses require the Company to complete certain work projects on the relevant license within a specified period of time. The Company’s current commitments under its licenses are due in 2010 and 2011. If the Company fails to complete a work project by the specified deadline, the Company would lose its rights in such license.

AMITY PETROGAS

Notes to the Combined Financial Statements

		Payments Due by Year
	Total	2010	2011	2012	2013	2014	Thereafter
	(in thousands)

Licenses	$3,770	$2,270	$1,500	—	—	—	—

The Company’s commitments pursuant to petroleum licenses as of June 30, 2010 included commitments to:

•	Drill one well on License 4037 in 2010;

•	Complete a 3D seismic survey on License 4037 in 2010;

•	Drill one well each on the Izmir and Mugla Licenses in 2010;

•	Drill one well on License 3864 in 2010 if the Turkish General Directorate for Petroleum Affairs extends the license for a period of two years;

•	Drill one well on License 4350 in either 2010 or 2011; and

•	Drill one well on License 4288 in 2010.

10.	Fair value measurements

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company’s cash and cash equivalents were held at five financial institutions in Turkey.

The Company records an allowance for doubtful accounts with respect to accounts receivable using historical collection experience and writes off accounts when it is concludes that collection is not probable. As of June 30, 2010 and December 31, 2009, 98% of all trade and loans receivable were with the related parties which are listed under related party transactions (see note 7).

The Company does not require collateral or other security to support normal credit sales or loans to related parties as collection is probable. Allowance for doubtful accounts as of June 30, 2010 and December 31, 2009 was zero. Unless otherwise noted, an interest rate of 7.5% on amounts due over 30 days is applied to loans provided to related parties, and any unpaid portion of the interest is reflected in the due from related parties balance.

The Company has adopted ASC 820, which became effective for financial assets and liabilities of the Company on January 1, 2008 and for non-financial assets and liabilities of the Company on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards.

ASC 820 characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value measurement hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

AMITY PETROGAS

Notes to the Combined Financial Statements

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

As required by ASC 820, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for the Company’s financial assets and liabilities, the associated credit risk and other factors as required ASC 820. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

The following table summarizes the valuation of the Company’s financial assets and liabilities as of June 30, 2010:

	Fair Value Measurement Classification
	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets (liabilities)	$—	$—	$—
Due to related parties		(5,246)	—
Due from related parties	—	47,943,043	—

Total	$—	$47,937,797	$—

The following table summarizes the valuation of the Company’s financial assets and liabilities as of December 31, 2009:

	Fair Value Measurement Classification
	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets (liabilities)	$—	$—	$—
Due to related parties	—	(12,105,188)	—
Loans	—	(11,399,000)	—
Due from related parties	—	57,956,834	—

Total	$—	$34,452,646	$—

AMITY PETROGAS

Notes to the Combined Financial Statements

11.	Asset retirement obligations

As part of its development of oil and gas properties, the Company incurs asset retirement obligations (“ARO”). The Company’s ARO results from its responsibility to abandon and reclaim its net share of all working interest properties and facilities. At June 30, 2010, the net present value of the Company’s total ARO was estimated to be $191,634, with the undiscounted value being $200,000. Total ARO at June 30, 2010 shown in the table below consists of amounts for future plugging and abandonment liabilities on the Company’s wellbores and facilities based on internal and third-party estimates of such costs, adjusted for an inflation rate of approximately 6.5% per annum, and discounted to present value using the Company’s credit-adjusted risk-free rate of 7.2% per annum. The following table summarizes the changes in the Company’s ARO for the six months ended June 30, 2010 and for the year ended December 31, 2009:

	June 30, 2010	December 31, 2009

Asset retirement obligation at January 1, 2010 and January 1, 2009	$185,990	$152,686
Additions	—	22,617
Accretion expense	5,644	10,687

Asset retirement obligation at June 30, 2010 and December 31, 2009	$191,634	$185,990

12.	Subsequent events

TransAtlantic transaction

On August 25, 2010, TransAtlantic Worldwide, Ltd. acquired all of the shares of Amity and 99.6% of the shares of Petrogas, which was a subsidiary of Amity at the closing of the acquisition. Four wholly-owned subsidiaries of TransAtlantic Worldwide, Ltd. acquired the remaining 0.4% of the shares of Petrogas. The cash purchase price for the acquisition was $96.5 million.